EXHIBIT 99.1

Press Release

RELM Wireless Reports Third Quarter 2007 Results

- Pretax Income Increases 8.7% from Third Quarter Last Year -

WEST MELBOURNE, FL., November 12, 2007 - RELM Wireless Corporation (Amex: RWC - News) today announced its financial and operating results for the quarter and nine months ended September 30, 2007.

For the quarter ended September 30, 2007 sales were approximately $8.4 million, compared with $9.2 million for the same quarter in 2006. Sales of digital APCO Project 25 (P25) products to the government and public safety business segment improved from the same quarter last year. Digital P25 sales gains were offset by declining sales of analog products as customers continue to migrate toward P25 digital products.

Pretax income for the quarter improved 8.7% to $1.9 million, compared with $1.7 million for the same quarter in 2006. For the quarter, net income was $1.1 million, or $0.08 per fully diluted share, which was substantially unchanged from the same quarter in 2006. Income tax expense for the quarter was approximately $0.7 million compared with approximately $0.6 million for the same quarter last year. Tax expense reported for both periods represents primarily non-cash deferred tax expense, due to the utilization of net operating loss (NOL) carry-forwards.

Gross profit margin improved to 56.3% of sales in the quarter ended September 30, 2007, versus 55.5% of sales in the prior-year quarter, as the Company’s sales mix continued to shift towards higher-margin P25 digital products. Selling, general and administrative expenses declined to $3.0 million (35.5% of sales), compared with $3.5 million (38.1% of sales) for the same quarter in 2006.

For the nine months ended September 30, 2007, sales totaled approximately $22.4 million, compared with $25.0 million for the same period in 2006. Pretax income for the period approximated $3.8 million, compared with $4.8 million for the same period in 2006. Net income for the nine months ended September 30, 2007 was approximately $2.3 million, or $0.16 per fully diluted share, compared with net income of $3.0 million, or $0.21 per fully diluted share for the same period in 2006. Tax expense was approximately $1.5 million, compared with $1.8 million for the same period last year. Tax expense reported for both periods represents primarily non-cash deferred tax expense, due to the utilization of net operating loss (NOL) carry-forwards.

For the nine months ended September 30, 2007, gross profit margin was 54.0% of sales, versus 55.3% of sales for the prior-year period. Nine-month selling, general and administrative expenses declined to $8.8 million (39.1% of sales), compared with $9.2 million (36.7% of sales) for the same period last year.

“We are pleased to report higher operating and pretax income in the third quarter, compared with the same quarter last year,” stated RELM President and Chief Executive Officer David Storey. “Although we have been experiencing a difficult fiscal climate with some of our government customers, demand for our expanding line of P25 digital radios remains strong. Accordingly, we plan to continue expanding our sales and marketing efforts to penetrate new customers. We also remain focused on our next-generation P25 digital products, the initial introduction of which is anticipated during the fourth quarter of 2007. We believe these new products will expand our addressable market and enhance our prospects for new sales growth.

“We ended the third quarter with a very strong balance sheet that included $15.2 million of cash,” continued Storey. “This enabled us to pay a special cash dividend of $0.50 per share of common stock on October 22, 2007, which is consistent with our philosophy that RELM shareholders participate in the Company’s success. After payment of the special cash dividend, we had cash on hand of approximately $8.5 million and remain debt-free and well-positioned to pursue our strategic growth initiatives.”

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 11:00 a.m. Eastern Time, Tuesday, November 13, 2007. Shareholders and other interested parties may participate in the conference call by dialing 877-860-4996 (international/local participants dial 973-582-2854) and referencing the ID code 9383831 a few minutes before 11:00 a.m. Eastern Time on November 13, 2007. The call will also be webcast at http://www.relm.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet webcast. An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.relm.com/investor_information.asp.

A replay of the conference call will be available two hours after the completion of the conference call from November 13, 2007 until November 20, 2007 by dialing 877-519-4471 (international/local participants dial 973-341-3080) and entering the conference ID 9383831.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security. The shift toward interoperability has gained momentum as a result of significant communications failures during events such as the Oklahoma City bombings, the 9/11 attacks and Hurricane Katrina. RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless

For 60 years, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery. Revolutionary advances include new interoperable, low-cost digital two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM/BK and RELM product lines. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RELM WIRELESS CORPORATION

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	(Unaudited)		(Unaudited)
	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Sales, net	$8,370	$9,178	$22,414	$24,958

Costs & Expenses:
Cost of Products (Includes non-cash share-based employee compensation expense of $6 and $81 for the three months ended September 30, 2007 and 2006, respectively, and $22 and $219 for the nine months ended September 30, 2007 and 2006, respectively.)	3,659	4,086	10,301	11,156

Selling, General and Administrative Expenses (Includes non-cash share-based employee compensation expense of $66 and $247 for the three months ended September 30, 2007 and 2006, respectively, and $189 and $622 for the nine months ended September 30, 2007 and 2006, respectively.)	2,970	3,496	8,763	9,160

Total Costs & Expenses	6,629	7,582	19,064	20,316

Operating Income	1,741	1,596	3,350	4,642

Other Income (Expense):
Interest Expense	(1)	(4)	(3)	(20)
Interest Income	187	82	485	182
Other Income (Expense)	(52)	51	(52)	27

Pretax Income	1,875	1,725	3,780	4,831

Income Tax Expense	740	649	1,523	1,817

Net Income	$1,135	$1,076	$2,257	$3,014

Earnings per share - basic	$0.08	$0.08	$0.17	$0.23

Earnings per share - diluted	$0.08	$0.08	$0.16	$0.21

Weighted Average Common Shares Outstanding, Basic	13,366	13,307	13,351	13,258
Weighted Average Common Shares Outstanding, Diluted	14,093	14,248	14,093	14,275

RELM WIRELESS CORPORATION

Condensed Consolidated Balance Sheets

(In Thousands, Except Share Data) (Unaudited)

	September 30, 2007	December 31, 2006

ASSETS
Current Assets:
Cash & Cash Equivalents	$15,188	$13,266
Trade Accounts Receivable, net	4,998	3,565
Inventories, net	7,435	7,440
Deferred tax assets, net	2,048	3,490
Prepaid Expenses & Other Current Assets	1,218	841

Total Current Assets	30,887	28,602

Property, Plant and Equipment, Net	1,263	913
Deferred tax assets, net	5,360	5,360
Other Assets	557	431

Total Assets	$38,067	$35,306

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,472	$1,172
Dividend Payable	6,690	—
Accrued compensation and related taxes	820	1,234
Accrued warranty expense	243	205
Accrued other expenses and other current liabilities	710	394
Total Current Liabilities	9,935	3,005

Commitments and Contingencies	—	—

Stockholders' Equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares, none issued or outstanding.	—	—
Common stock; $0.60 par value; 20,000,000 authorized shares, 13,380,039 and 13,341,661 issued and outstanding shares at September 30, 2007 and December 31, 2006, respectively	8,027	8,004

Additional paid-in capital	23,882	23,641
Accumulated (deficit) earnings (Net of dividend declared of $6,690 as of September 30, 2007)	(3,777)	656
Total Stockholders' Equity	28,132	32,301

Total Liabilities and Stockholders' Equity	$38,067	$35,306

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Source: RELM Wireless Corporation